Exhibit 99.1

One Stop Systems, Inc. Announces Closing of Initial Public Offering

Escondido, CA – February 5, 2018 – One Stop Systems, Inc. (NASDAQ: OSS) (“One Stop Systems”), a provider of ultra-dense high-performance computing (HPC) systems, today announced the closing of its initial public offering of 3,800,000 shares of common stock at a public offering price of $5.00 per share, before underwriting discounts and commissions. All shares of common stock were offered by One Stop Systems.

One Stop Systems’ common stock began trading on the NASDAQ Capital Market under the ticker symbol “OSS” on February 1, 2018.

One Stop Systems and its CEO Steve Cooper, as selling stockholder, have granted the underwriters a 45-day option to purchase up to 570,000 additional shares of common stock at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

Roth Capital Partners is acting as sole book-running manager and Benchmark is acting as co-manager for the offering.

A registration statement relating to the securities sold in the offering was declared effective by the Securities and Exchange Commission on January 31, 2018. The offering is being made only by means of a prospectus forming part of the effective registration statement. A copy of the final prospectus may be obtained for free by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures high performance compute accelerators, flash storage arrays and customized servers for deep learning, AI, defense, finance and entertainment applications. OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe flash cards to build award-winning systems, including many industry firsts, for OEMs and government customers. The company’s innovative hardware and Ion Accelerator Software offers exceptional performance and unparalleled scalability. OSS products are available directly, through global distributors, or via its SkyScale cloud services. For more information, go to www.onestopsystems.com.

Media Contact:

Katie Rivera

Marketing Communications Manager

krivera@onestopsystems.com

Tel (760) 745-9883

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

OSS@cma.team